SECOND AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of March 11, 2009, to the Fund Administration Servicing Agreement, dated as of April 26, 2006, as amended November 1, 2007 (the "Fund Administration Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of Snow Capital Opportunity Fund (the "Fund") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of said Fund Administration Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger	By: /s/ Michael R. McVoy

Printed Name: Joseph Neuberger	Printed Name: Michael R. McVoy

Title: Chairman	Title: Executive Vice President

Amended Exhibit B
to the
Fund Administration Servicing Agreement – Trust for Professional Managers
Snow Capital Opportunity Fund

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE effective April 27, 2009

Domestic Funds

Annual fee based upon assets per fund*
♦  ___ basis points on the first $___
♦  ___ basis points on the balance
♦  Minimum annual fee:  $___ per fund

International Funds

Annual fee based upon assets per fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the next $___
___ basis points on the balance
Minimum annual fee:  $___ per fund

Chief Compliance Officer (CCO)
•  $___ per year per domestic fund
•  $___ per year per international fund

Multiple Classes
Additional $___ per year per class

Advisor Information Source Web Portal
•  $___ /fund/month
•  $___ /fund/month for clients using an external administration service
•  $___ /hour custom development – quoted based upon client requirements

SEC 15c Reporting
• $___ per fund per report

Extraordinary Services
Quoted separately based upon requirements

Includes monthly fund performance reporting.  Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
♦  Postage, Stationery
♦  Programming, Special Reports
♦  Compliance Systems Costs
♦  Proxies, Insurance
♦  EDGAR filing
♦  Retention of records
♦  Federal and state regulatory filing fees
♦  Certain insurance premiums
♦  Expenses from board of directors meetings
♦  Auditing and legal expenses
♦  Blue Sky conversion expenses (if necessary)
♦  All other out-of-pocket expenses

Fees are billed monthly

* Subject to CPI increase.

Advisor’s signature below acknowledges approval of the fee schedules on this Amended Exhibit B
SNOW CAPITAL MANAGEMENT, L.P.

By: /s/ Carl Vuono

Printed Name and Title:  Carl Vuono, COO

Date: 3/11/09